Kohl's Corporation Reports November/December Sales
and Increases 2017 Diluted Earnings Per Share Guidance

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)-January 8, 2018 -- Kohl’s Corporation (NYSE:KSS) today reported that its total and comparable sales for November and December 2017 combined (the “Holiday period”) increased 6.9% over the same period last year.

Kevin Mansell, Kohl's chairman, chief executive officer and president, said, “We are very pleased with our Holiday period sales, which were consistently strong through November and December. All lines of business and all regions reported positive comp sales. As expected, growth in digital demand accelerated significantly in the Holiday period from the year-to-date trend. In addition, we experienced positive sales in our stores driven by stronger traffic. I’d like to thank every Kohl’s associate across the organization for their commitment to delivering an outstanding Holiday experience for our customers.”
Earnings Guidance
Based on stronger than expected Holiday sales and expectations for fiscal January, the Company now expects its fiscal 2017 diluted earnings per share to be $4.10 to $4.20 versus its previous guidance of $3.72 to $3.92. Excluding the Company's previously disclosed fourth quarter tax settlement of $30 million, diluted earnings per share is expected to be $3.98 to $4.08, compared to its prior guidance of $3.60 to $3.80.
The Company continues to expect its fiscal 2017 gross margin rate to be higher than the prior year and its SG&A, including the 53rd week, to increase at the high end of its prior guidance of 0.5% - 2.0%.
The Company’s guidance does not include the impact of recent changes in federal tax legislation which are expected to have a positive impact on the Company’s effective tax rate and generate a favorable non-cash tax benefit related to the re-measurement of deferred tax balances in 2017.
Fourth Quarter Earnings Release and Conference Call
On March 1, 2018, the Company will release its fourth quarter and fiscal 2017 results at 7:00 am ET and host its quarterly earnings conference call at 8:30 am ET.

ICR Conference
Mr. Mansell will deliver a keynote presentation on Tuesday, January 9 at 12 pm ET at the 2018 ICR Conference in Orlando, Florida. Mr. Mansell will provide a business update, outline progress on the Company’s priorities of driving traffic and operational excellence, and discuss how Kohl's is investing in stores and other long-term initiatives to be a best-in-class omnichannel retailer. The presentation will be webcast live and presentation materials will be archived via the Company's web site at http://corporate.kohls.com/investors/events-and-presentations.
Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

Contacts
Investor Relations:
Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:
Jen Johnson, (262) 703-5241, jen.johnson@kohls.com